     Filed pursuant to Rule 433
Registration Statement No. 333-131266
Relating to Preliminary Terms No. 107
dated September 25, 2006

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Pricing Sheet – October 24, 2006

Capital Protected Notes due July 20, 2010
Based on the Value of a Global Basket of Three Indices

Issue Price	:	$10 per Note
Aggregate Principal Amount	:	$41,500,000
Initial Basket Value	:	10
Basket Indices		Percentage Weighting	Initial Index Closing	Multiplier
			Value
Dow Jones Industrial AverageSM Index	:	33.33%	12,127.88	0.000274821
Dow Jones EURO STOXX 50SM Index	:	33.33%	4,019.14	0.000829282
Nikkei 225® Index	:	33.33%	16,699.3	0.000199589

Participation Rate	:	100%
Determination Date	:	July 15, 2010
Pricing Date	:	October 24, 2006
Original Issue Date (Settlement Date)	:	October 31, 2006
Listing	:	AMEX
Exchange Symbol	:	GIC
CUSIP	:	61748A460
Agent	:	Morgan Stanley & Co. Incorporated

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

“Dow JonesSM,” “Dow Jones Industrial AverageSM” and “DJIASM” are service marks of Dow Jones & Company, Inc. and have been licensed for use for certain purposes by Morgan Stanley.

“Dow Jones EURO STOXXSM” and “STOXXSM” are service marks of STOXX Limited. These service marks have been licensed for use for certain purposes by Morgan Stanley.

“Nikkei 225® Index” is a trademark of Nihon Keizai Shimbun, Inc. and has been licensed for use by Morgan Stanley.

The Notes are not sponsored, endorsed, sold or promoted by Dow Jones, STOXX Limited, or NIKKEI, and Dow Jones, STOXX Limited and NIKKEI make no representation regarding the advisability of investing in the Notes.

Preliminary Pricing Supplement No. 107 dated September 25, 2006
Prospectus Supplement for Capital Protected Notes dated March 14, 2006
Prospectus dated January 25, 2006